Exhibit 99.1


BLUESTAR COMPLETES ACQUISITION WITH HEALTHQUEST INC.
Wednesday November 5, 9:06 am ET


NAMES NEW PRESIDENT

HOUSTON--(BUSINESS WIRE)--Nov. 5, 2003--BlueStar Physical Therapy, Inc., (OTCBB:TAUR - News) a Texas based physical therapy and rehabilitation services
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company, announced that it has completed the acquisition of HealthQuest, Inc., a
Florida health management services and consulting company on October 31, 2003.

HealthQuest will now be a wholly owned subsidiary of BlueStar. Dr. Peter Lord, former president and CEO of HealthQuest, has assumed the position of President of BlueStar. Terms of the sale include stock and the assumption of certain liabilities.

Alfred Ogelsby, CEO of BlueStar, stated, "This acquisition brings extensive industry experience and expertise to BlueStar, specifically in the area of mergers and acquisitions, as well as the development and operation of physical therapy and wellness service facilities. With HealthQuest and Dr. Peter Lord's name recognition and experience in the healthcare industry, BlueStar is poised for growth."

Dr. Peter Lord commented, "This is the first step in BlueStar bringing a new model of outpatient services and facilities to the physical therapy and health care industry. This new model provides comprehensive therapy as well as wellness services. Demand for wellness services is growing as individuals take more personal responsibility for their health. BlueStar plans to grow the company through acquisitions, development and operation of this new clinic model throughout the United States."

Dr. Lord holds a doctoral degree in business administration, as well as a degree in physical therapy. He was in private practice for over 25 years, specializing in orthopedics and sports medicine, before merging his practice and serving on the board of directors of Healthfocus, a national physical therapy services company operating in 25 states. After Healthfocus merged with Rehability, another national physical therapy services company, Lord served as Director of Development for Rehability, prior to starting HealthQuest. Founded in 1994, HealthQuest specialized in health care mergers and acquisitions, representing sellers in 40+ states. In 2000, a wellness services division was added, providing health screenings and employee wellness programs in 7 states. HealthQuest also owns and operates a wellness center and spa in Ponte Vedra Beach, Florida.

Safe Harbor Statement: The statements contained herein that are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the company's SEC filings.


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